                                               FILED PURSUANT TO RULE: 424(b)(5)
                                       REGISTRATION NOS. 333-59001 AND 333-37522

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1999

                                  $865,000,000

                          TRANSOCEAN SEDCO FOREX LOGO

              Zero Coupon Convertible Debentures due May 24, 2020
                               ------------------

     The Debentures are our senior unsecured obligations. We will not pay interest on the Debentures prior to maturity. The Debentures are convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into our ordinary shares at a conversion rate of 8.1566 ordinary shares per Debenture subject to adjustments in certain events. This is equivalent to an initial conversion price of $71.00 per ordinary share based on the price to the public of the Debentures. Our ordinary shares are listed on the New York Stock Exchange under the symbol "RIG." On May 18, 2000, the closing price of the ordinary shares as reported on the New York Stock Exchange was $49 5/8 per ordinary share.

     The Debentures are redeemable in whole or in part at our option after May 24, 2003. A holder has the right to require us to repurchase a Debenture at a price per Debenture on May 24, 2003 of $628.57, on May 24, 2008 of $720.55 and on May 24, 2013 of $825.98. We may choose to pay the repurchase price in cash or ordinary shares or a combination of cash and ordinary shares.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

                                                                 UNDERWRITING   PROCEEDS TO
                                                    PRICE TO     DISCOUNT AND    TRANSOCEAN
                                                   PUBLIC(1)     COMMISSIONS    SEDCO FOREX
                                                  ------------   ------------   ------------
Per Debenture...................................  $     579.12   $     13.03    $     566.09
Total...........................................  $500,938,800   $11,270,950    $489,667,850

(1) Plus accrued value, if any, from May 24, 2000.

     Delivery of the Debentures in book-entry form only will be made on or about May 24, 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON

            The date of this prospectus supplement is May 19, 2000.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
ENFORCEABILITY OF CIVIL LIABILITIES
  AGAINST FOREIGN PERSONS............    S-3
RISK FACTORS.........................    S-3
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS.................    S-7
USE OF PROCEEDS......................    S-8
PRICE RANGES AND DIVIDENDS...........    S-8
RATIO OF EARNINGS TO FIXED CHARGES...    S-9
DESCRIPTION OF THE DEBENTURES........   S-10
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS.................   S-18
UNDERWRITING.........................   S-23
NOTICE TO CANADIAN RESIDENTS.........   S-23
LEGAL MATTERS........................   S-24
PROSPECTUS
ABOUT THIS PROSPECTUS................      2
FORWARD-LOOKING STATEMENTS...........      2
ABOUT TRANSOCEAN OFFSHORE INC. ......      3
WHERE YOU CAN FIND MORE
  INFORMATION........................      3
USE OF PROCEEDS......................      4
RATIO OF EARNINGS TO FIXED CHARGES...      4
DESCRIPTION OF DEBT SECURITIES.......      5
DESCRIPTION OF CAPITAL STOCK.........     14
DESCRIPTION OF ORDINARY SHARES.......     14
DESCRIPTION OF PREFERENCE SHARES.....     17
DESCRIPTION OF WARRANTS..............     18
ANTI-TAKEOVER PROVISIONS.............     19
PLAN OF DISTRIBUTION.................     20
LEGAL OPINIONS.......................     22
EXPERTS..............................     22

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Debentures we are offering and certain other matters relating to our business. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this series of Debentures we are offering. Generally, when we refer to the prospectus, we are referring to both parts combined. If the description of your Debentures varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Transocean Sedco Forex Inc. is a Cayman Islands company, certain of our officers and directors may be residents of various jurisdictions outside the United States and our Cayman Islands legal counsel, Walkers, is a resident of the Cayman Islands. All or a substantial portion of our assets and the assets of these persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce in United States courts judgments obtained against these persons that are predicated upon the civil liability provisions of the Securities Act of 1933. We have agreed to be served with process with respect to actions based on offers and sales of the Debentures. To bring a claim against us, you may serve our Corporate Secretary, c/o Transocean Sedco Forex Inc., 4 Greenway Plaza, Houston, Texas 77046, its United States agent appointed for that purpose.

     Walkers, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (a) judgments of United States courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the Securities Act of 1933 or
(b) original actions brought against us or other persons predicated upon the Securities Act of 1933. There is no treaty between the United States and the Cayman Islands providing for enforcement of judgments, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. In general, Cayman Islands courts would not enforce any remedies if they are deemed to be penalties, fines, taxes or similar remedies.

                                  RISK FACTORS

     In considering whether to purchase the Debentures, you should consider carefully the following matters, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

OUR BUSINESS DEPENDS ON THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES

     Our business depends on the level of activity in offshore oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

     - worldwide demand for oil and gas,

     - the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing,

     - the level of production in non-OPEC countries,

     - the policies of the various governments regarding exploration and development of their oil and gas reserves,

     - advances in exploration and development technology, and

     - the political environment of oil-producing regions.

THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY HAS BEEN LOW RECENTLY, WHICH HAS ADVERSELY AFFECTED OUR DAYRATES AND RIG UTILIZATION

     Fleet activity in the first quarter 2000 continued to suffer from the global reduction in exploration and development spending by our customers, resulting from the sustained period of significantly lower oil prices from late 1997 through early 1999 and consolidation activity among major oil producers over the same period. Despite a recovery in crude oil prices during the latter part of 1999 and the first quarter of 2000, spending levels have not increased significantly and there remains surplus rig capacity, particularly in the lower specification semisubmersible and the jackup markets. This excess capacity resulted from expiring contracts and delivery of newly constructed or upgraded drilling rigs by a number of offshore drilling contractors. The lower exploration and development activity and increased rig availability resulted in a continued highly competitive market for contract drilling services. As of April 25, 2000, we had stacked two jackups and two semisubmersibles, and depending on market conditions at the time the units become available, we may during 2000 be required to stack more of these units and may be required to enter into lower-rate follow on contracts.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND CYCLICAL, WITH INTENSE PRICE COMPETITION AND RECENTLY DECREASED RIG DEMAND AND INCREASED RIG AVAILABILITY

     The offshore contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share. Some of our competitors may have greater resources than we do.

     Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment may also be considered.

     Our industry has historically been cyclical. There have been periods of high demand, short rig supply and high dayrates, followed by periods of lower demand, excess rig supply and low dayrates. The industry experienced a period of significantly lower demand during 1999 as a result of reduced spending for exploration and development by our customers in response to dramatically lower crude oil prices during 1998. In addition, rig availability has increased as a result of contract expirations and construction by other drilling contractors of new rigs that are competing with our rigs. Periods of excess rig supply intensify the competition in the industry and often result in rigs being idled for long periods of time.

OUR DRILLING CONTRACTS MAY BE TERMINATED DUE TO EVENTS BEYOND OUR CONTROL

     Our customers may terminate some of our term drilling contracts if the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of a breakdown of major equipment or, in some cases, due to other events beyond the control of either party. In addition, the drilling contracts for the Sedco Forex newbuild rigs contain termination or term reduction provisions tied to late delivery of these units. In reaction to depressed market conditions, our customers may also seek renegotiation of firm drilling contracts to reduce their obligations.

OUR CONSTRUCTION AND CONVERSION PROJECTS ARE SUBJECT TO DELAYS AND COST OVERRUNS

     As of May 1, 2000, we had six new rigs in shipyards under construction or undergoing sea trials. We have under construction three Sedco Express-class semisubmersibles. We expect the Sedco Express, the Sedco Energy and the Cajun Express to be operational late in the third quarter of 2000. We have two Discoverer Enterprise-class drillships under construction. We expect the Discoverer Spirit to be operational in the third quarter of 2000. We expect the Discoverer Deep Seas to be operational in the fourth quarter of 2000. We also have an independent-leg cantilevered jackup, the Trident 20, under construction in Azerbaijan. This rig will be 75 percent owned by us through a joint venture. We expect the rig to be operational in the fourth quarter 2000.

     These construction projects are subject to risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

     - shipyard unavailability,

     - shortages of equipment, materials or skilled labor,

     - unscheduled delays in the delivery of ordered materials and equipment,

     - engineering problems, including those relating to the commissioning of newly designed equipment,

     - work stoppages,

     - weather interference,

     - unanticipated cost increases, and

     - difficulty in obtaining necessary permits or approvals.

     These factors may contribute to cost variations and delays in the delivery of our drilling units under construction. Delays in delivery of these units will result in delays in contract commencements, resulting in a loss of revenue to us, and may also cause customers to terminate or shorten the term of the drilling contracts for these rigs pursuant to late delivery clauses for the Sedco Express-class semisubmersibles and the Trident 20. In the event of termination of a drilling contract for one of these rigs, it is unlikely that we would be able to secure a replacement contract on as favorable terms.

OUR BUSINESS INVOLVES NUMEROUS OPERATING HAZARDS

     Our operations are subject to the usual hazards inherent in the drilling of offshore oil and gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings or fires. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. In addition, offshore drilling operators are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to damage claims by oil and gas companies. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks.

OUR INTERNATIONAL OPERATIONS INVOLVE ADDITIONAL RISKS NOT ASSOCIATED WITH DOMESTIC OPERATIONS

     We operate in various regions throughout the world that may expose us to political and other uncertainties, including risks of:

     - war and civil disturbances,

     - expropriation of equipment,

     - the inability to repatriate income or capital, and

     - changing taxation policies.

     Although we maintain insurance in the areas in which we operate, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our operations.

     The offshore drilling business is subject to significant government regulations in different jurisdictions. Many foreign governments favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete.

     Another risk inherent in our operations is the possibility of currency exchange losses where revenues are received and expenses are paid in nonconvertible currencies. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation.

FAILURE TO RETAIN KEY PERSONNEL AND SKILLED ASSOCIATES COULD HURT OUR OPERATIONS

     We require highly skilled personnel to operate and provide technical services and support for our drilling units. To the extent demand for drilling services and the size of the worldwide industry fleet increase, shortages of qualified personnel could arise, creating upward pressure on wages.

     On a worldwide basis, we had approximately 22 percent of our employees working under collective bargaining agreements at December 31, 1999, most of whom were working in Norway and Nigeria. Of these represented employees, a majority are working under agreements that are subject to salary negotiation in 2000.

GOVERNMENTAL LAWS AND REGULATIONS MAY ADD TO OUR COSTS OR LIMIT OUR DRILLING ACTIVITY

     Our operations are affected from time to time in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and gas exploration industry and, accordingly, is affected by changing tax and other laws relating to the energy business generally. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.

WE ARE SUBJECT TO NUMEROUS LAWS AND REGULATIONS OF FOREIGN COUNTRIES

     International contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipping and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development, taxation of offshore earnings and earnings of expatriate personnel and use of local employees and suppliers by foreign contractors. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration of oil and gas and other aspects of the oil and gas industries in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.

COMPLIANCE WITH OR BREACH OF ENVIRONMENTAL LAWS CAN BE COSTLY AND COULD LIMIT OUR OPERATIONS

     In the United States, regulations applicable to our operations include regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment apply to some of our operations. For example, our company, as an operator of mobile offshore drilling units in navigable United States waters and some offshore areas, may be liable for damages and costs incurred in connection with oil spills for which we are held responsible. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault on the part of that person. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position and results of operations.

BECAUSE WE ARE A FOREIGN COMPANY, YOU MAY HAVE DIFFICULTY ENFORCING CIVIL LIABILITIES AGAINST US

     We are a Cayman Islands corporation and a substantial portion of our assets are located outside the U.S. As a result, you could experience difficulty enforcing in U.S. courts judgments obtained against us. In addition, some claims may be more difficult to bring against us in Cayman Islands courts than similar claims against a U.S. company in U.S. courts. See "Enforceability of Civil Liabilities Against Foreign Persons."

OUR HOLDING COMPANY STRUCTURE RESULTS IN SUBSTANTIAL STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE DEBENTURES

     The Debentures are obligations exclusively of our company. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the Debentures, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE IN CONTROL OFFER OR THE REPURCHASE REQUIRED BY THE SENIOR INDENTURE

     Upon the occurrence of certain specific kinds of change in control events and on the May 24, 2003, May 24, 2008 or May 24, 2013 purchase dates, holders of Debentures will have the right to require us to repurchase their Debentures. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of Debentures or that restrictions in our credit agreements or other indebtedness will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change in Control" under the senior indenture. See "Description of the Debentures -- Repurchase Right" and "-- Change of Control."

TRADING MARKET FOR THE DEBENTURES

     The Debentures comprise a new issue of securities for which there is currently no public market. If the Debentures are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market for the Debentures does not develop, the liquidity and trading prices for the Debentures may be harmed. We do not currently intend to apply to list the Debentures on any securities exchange or public market.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the documents incorporated by reference in the accompanying prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of our company, including statements about the following subjects:

- business strategy
- growth opportunities
- competitive position
- market outlook
- expected financial position
- expected results of operations
- future cash flows
- future dividends
- financing plans
- budgets for capital and other expenditures
- timing and cost of completion of capital projects
- expected results of operations
- plans and objectives of management
- timing of the transactions
- performance of contracts
- outcomes of legal proceedings
- compliance with applicable laws
- adequacy of insurance

     Forward-looking statements in this prospectus supplement or incorporated by reference are identifiable by use of the following words and other similar expressions, among others:

- "anticipate"
- "believe"
- "budget"
- "could"
- "estimate"
- "expect"
- "forecast"
- "intend"
- "may"
- "might"
- "plan"
- "predict"
- "project"
- "should"

     The factors discussed above under "Risk Factors" and in the documents we incorporate by reference into the accompanying prospectus could affect our future results of operations and could cause those results to differ materially from those expressed in the forward-looking statements included in this prospectus supplement or incorporated by reference.

     You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

                                USE OF PROCEEDS

     We intend to use the net proceeds to repay outstanding borrowings under our revolving credit agreement, to repay other indebtedness and for general corporate purposes. Borrowings under the revolving credit agreement bear interest, at our option, at a base rate or LIBOR plus a margin (0.20 percent per annum at May 18, 2000) that varies depending on our funded debt to total capital ratio or our public senior unsecured debt rating. As of May 17, 2000, $326 million was outstanding under the revolving credit agreement and the weighted average interest rate was approximately 6.58 percent. The revolving credit agreement has a maturity date of July 30, 2002. Borrowings under the revolving credit agreement were used for general corporate purposes. We have not yet determined the specific other indebtedness or amounts to be repaid. Pending use of the net proceeds, we intend to invest the funds in short-term, interest-bearing, investment-grade, marketable securities.

                           PRICE RANGES AND DIVIDENDS

     Our ordinary shares are listed on the New York Stock Exchange under the symbol "RIG." The following table sets forth the high and low sales prices of our ordinary shares for the periods indicated as reported on the NYSE Composite Tape.

                                                                           PRICE
                                                              --------------------------------
                                                                   HIGH              LOW
                                                              ---------------   --------------
1998
  First Quarter.............................................  $54  15/16        $35
  Second Quarter............................................   59  15/16         41 11/16
  Third Quarter.............................................   46  3/8           23
  Fourth Quarter............................................   41  1/2           23 9/16
1999
  First Quarter.............................................   31  9/16          19 5/8
  Second Quarter............................................   32  1/2           22 5/8
  Third Quarter.............................................   36  1/2           25 9/16
  Fourth Quarter............................................   34  3/8           23 7/8
2000
  First Quarter.............................................   53                29 1/4
  Second Quarter (through May 18)...........................   53  3/4           41 1/4

     On May 18, 2000, the last reported sales price of our ordinary shares on the New York Stock Exchange was $49 5/8 per ordinary share. On such date, there were approximately 210,516,367 ordinary shares outstanding.

     We have paid quarterly cash dividends of $0.03 per ordinary share since the fourth quarter of 1993. Any future declaration and payment of dividends will be:

     - dependent upon our results of operations, financial condition, cash requirements and other relevant factors,

     - subject to the discretion of our Board of Directors,

     - subject to restrictions contained in our bank credit agreements and note purchase agreement (see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Debt" in our Annual Report on Form 10-K for the year ended December 31, 1999) and

     - payable only out of our profits or share premium account in accordance with Cayman Islands law.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                  QUARTER ENDED       YEAR ENDED DECEMBER 31,
                                                    MARCH 31,     --------------------------------
                                                      2000        1999   1998   1997   1996   1995
                                                  -------------   ----   ----   ----   ----   ----
Historical ratio of earnings to fixed charges...       1.6        1.4    9.7    10.3   12.6   11.1
Supplemental Pro forma ratio of earnings to
  fixed charges.................................        --        2.9     --      --     --     --

     We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of earnings before income taxes plus fixed charges less capitalized interest and undistributed equity in earnings (losses) of joint ventures. "Fixed charges" consist of interest expense, capitalized interest and the portion of rental expense that represents the interest factor.

     On December 31, 1999, we completed our merger with Sedco Forex Holdings Limited, the former offshore contract drilling business of Schlumberger Limited. The merger was accounted for as a purchase, with Sedco Forex as the acquiror for accounting purposes. The ratio of earnings to fixed charges for the quarter ended March 31, 2000 includes the earnings and fixed charges of the merged company. The historical ratios of earnings to fixed charges for the five years in the period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex.

     The supplemental pro forma ratio of earnings to fixed charges for the year ended December 31, 1999 assumes that we completed the merger on January 1, 1999. This pro forma information does not necessarily reflect what the ratio of earnings to fixed charges would have been if the merger had been completed on that date nor does it necessarily reflect any future ratio of earnings to fixed charges.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

     The Debentures will be issued under the senior indenture referred to in the accompanying prospectus, as supplemented as of May 24, 2000. The Debentures are offered and sold at a discount from their value at maturity. We will initially issue the Debentures at a price to the public of $579.12 per Debenture. Over time, the amount payable on each Debenture will increase in value until it reaches its maturity value of $1,000 on May 24, 2020. The Debentures will be issued only in denominations of $1,000 and integral multiples of $1,000.

     You have the option to convert your Debentures into our ordinary shares at any time prior to maturity, unless the Debentures have been previously redeemed or repurchased. The conversion rate is 8.1566 ordinary shares per Debenture. This is equivalent to an initial conversion price of $71.00 per ordinary share based on the price to the public of the Debentures. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only ordinary shares. You will not receive any cash payment for the accrued original issue discount to the conversion date.

REDEMPTION RIGHTS

     After May 24, 2003, we can redeem all or part of the Debentures at any time, upon not less than 15 nor more than 60 days' notice by mail to holders of Debentures, for a price equal to $579.12 per Debenture plus accrued original issue discount at a rate of 2.75% per annum compounded semi-annually to the date of redemption, on the basis of a 360-day year consisting of twelve 30-day months. We can also convert the Debentures to interest-bearing debentures upon the occurrence of certain tax events described below. See "Tax Events."

     The table below shows redemption prices of Debentures at May 24, 2003, at each following May 24, prior to maturity and at maturity on May 24, 2020. The prices reflect the accrued original issue discount calculated through each date. The redemption price of a Debenture redeemed between these dates would include an additional amount reflecting the additional original issue discount accrued since the immediately preceding date in the table to the actual redemption date.

                                                                              (2)             (3)
                                                              (1)       ACCRUED ORIGINAL   REDEMPTION
                                                           DEBENTURE     ISSUE DISCOUNT      PRICE
REDEMPTION DATE                                           ISSUE PRICE       AT 2.75%       (1) + (2)
---------------                                           -----------   ----------------   ----------
May 24, 2003............................................   $ 579.12         $  49.45        $ 628.57
May 24, 2004............................................     579.12            66.85          645.97
May 24, 2005............................................     579.12            84.74          663.86
May 24, 2006............................................     579.12           103.12          682.24
May 24, 2007............................................     579.12           122.01          701.13
May 24, 2008............................................     579.12           141.43          720.55
May 24, 2009............................................     579.12           161.38          740.50
May 24, 2010............................................     579.12           181.88          761.00
May 24, 2011............................................     579.12           202.95          782.07
May 24, 2012............................................     579.12           224.61          803.73
May 24, 2013............................................     579.12           246.86          825.98
May 24, 2014............................................     579.12           269.73          848.85
May 24, 2015............................................     579.12           293.24          872.36
May 24, 2016............................................     579.12           317.39          896.51
May 24, 2017............................................     579.12           342.21          921.33
May 24, 2018............................................     579.12           367.72          946.84
May 24, 2019............................................     579.12           393.94          973.06
At stated maturity......................................     579.12           420.88        1,000.00

     From and after the date a tax event occurs and we elect to pay interest at 2.75% per year on the Debentures instead of accruing original issue discount, the principal amount for redemption will be restated, and will be calculated by adding the issue price and the original issue discount which had accrued up until the date on which we exercise the option.

     If we decide to redeem less than all of the outstanding Debentures, the trustee will select the Debentures to be redeemed by the following methods:

     - by lot;

     - pro rata; or

     - by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your Debentures for partial redemption and you convert a portion of the same Debentures, the converted portion will be deemed to be from the portion selected for redemption. Each Debenture will be redeemed in whole.

INTEREST

     We will not pay cash interest on the Debentures unless we elect to do so following a tax event. You should be aware that accrued original issue discount must be included in your gross income for federal income tax purposes. Original issue discount is the difference between the issue price of $579.12 and the $1,000 redemption price of the Debenture at maturity.

CONVERSION RIGHTS

     You have the right to convert the Debentures into our ordinary shares. You may convert a Debenture into ordinary shares at any time until the close of business on the last business day prior to May 24, 2020. If a Debenture has been called for redemption, you will be entitled to convert the Debenture until the close of business on the business day immediately preceding the date of redemption. You may convert Debentures in part so long as the part is an integral multiple of $1,000 principal amount.

     The initial conversion rate is 8.1566 ordinary shares for each Debenture. This is equivalent to an initial conversion price of $71.00 per ordinary share based on the price to the public of the Debentures. You will not receive any cash payment representing accrued original issue discount upon conversion of a Debenture. Instead, upon conversion we will deliver to you a fixed number of ordinary shares and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing price of the ordinary shares on the trading day immediately prior to the conversion date. Delivery of ordinary shares will be deemed to satisfy our obligation to pay the principal amount of the Debenture and accrued original issue discount. Accrued original issue discount will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion ratio to account for the accrued original issue discount.

     The conversion rate will be subject to adjustment upon the following events:

     - issuance of ordinary shares as a dividend or distribution on the ordinary shares;

     - subdivision or combination of the outstanding ordinary shares;

     - issuance to all ordinary shareholders of rights or warrants that allow the holders to purchase ordinary shares at less than the current market price;

     - distribution to all ordinary shareholders of debt or other assets but excluding distributions of rights and warrants described above and all-cash distributions;

     - the distribution to all or substantially all ordinary shareholders of all-cash distributions in an aggregate amount that together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for ordinary shares consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all other all-cash distributions to all or substantially all ordinary shareholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our ordinary shares on the business day immediately preceding the day on which we declare such distribution; and

     - the purchase of ordinary shares pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for ordinary shares consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all ordinary shareholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our ordinary shares on the expiration date of such tender offer.

     If we were to adopt a shareholders rights plan under which we issue rights providing that each ordinary share issued upon conversion of the Debentures at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, there shall not be any adjustment to the conversion rate as a result of:

     - the issuance of the rights;

     - the distribution of separate certificates representing the rights;

     - the exercise or redemption of such rights in accordance with any rights agreement; or

     - the termination or invalidation of the rights.

     We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. We are not required to adjust the conversion rate until adjustments greater than 1% have occurred.

     If you submit your Debentures for conversion after we have elected to exercise our option to pay interest instead of accruing original issue discount between a record date and the opening of business on the next interest payment date (except for Debentures or portions of Debentures called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the converted principal amount.

REPURCHASE RIGHT

     You have the right to require us to repurchase the Debentures on May 24, 2003, May 24, 2008 and May 24, 2013. We will be required to repurchase any outstanding Debenture for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related Debentures. Our repurchase obligation will be subject to certain additional conditions.

     The repurchase price payable will be equal to the issue price plus accrued original issue discount through the repurchase date. The table below shows the repurchase prices of a Debenture as of each of the repurchase dates.

                                                              REPURCHASE
                                                                PRICE
                                                              ----------
May 24, 2003................................................   $628.57
May 24, 2008................................................   $720.55
May 24, 2013................................................   $825.98

     We may, at our option, elect to pay the repurchase price in cash or ordinary shares, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, ordinary shares or any combination thereof, see "Certain United States Federal Income Tax Considerations -- U.S. Holders."

     If we have previously exercised our option to pay interest instead of accruing original issue discount on the Debentures following a tax event, the repurchase price will be equal to the restated principal amount plus the accrued and unpaid interest that accrued from the date we exercise our option. See "Tax Events."

     We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     - whether we will pay the repurchase price of the Debentures in cash or ordinary shares or any combination thereof, specifying the percentages of each;

     - if we elect to pay in ordinary shares the method of calculating the market price of the ordinary shares; and

     - the procedures that holders must follow to require us to repurchase their Debentures.

     Your notice electing to require us to repurchase your Debentures must state:

     - the Debenture certificate numbers;

     - the portion of the principal amount at maturity of Debentures to be repurchased, in multiples of $1,000;

     - that the Debentures are to be repurchased by us pursuant to the applicable provisions of the senior indenture; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in ordinary shares, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in ordinary shares is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects:

      (1) to withdraw the repurchase notice as to some or all of the Debentures to which it relates, or

      (2) to receive cash in respect of the entire repurchase price for all Debentures or portions of Debentures subject to such repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Debentures subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of ordinary shares, see "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Sale, Exchange or Retirement of the Debentures."

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

     - the principal amount at maturity;

     - the certificate numbers of the withdrawn debentures; and

     - the principal amount at maturity, if any, which remains subject to the repurchase notice.

     If we elect to pay the repurchase price, in whole or in part, in ordinary shares, the number of ordinary shares to be delivered by us will be equal to the portion of the repurchase price to be paid in ordinary shares divided by the market price of one ordinary share.

     We will pay cash based on the market price for all fractional ordinary shares in the event we elect to deliver ordinary shares in payment, in whole or in part, of the repurchase price.

     The "market price" means the average of the sale prices of the ordinary shares for the five trading day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day prior to), appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such repurchase date, of certain events that would result in an adjustment of the conversion rate with respect to the ordinary shares.

     The "sale price" of the ordinary shares on any date means the closing per ordinary share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the ordinary shares are traded or, if the ordinary shares are not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

     Because the market price of the ordinary shares is determined prior to the applicable repurchase date, holders of Debentures bear the market risk with respect to the value of the ordinary shares to be received from the date such market price is determined to such repurchase date. We may pay the repurchase price or any portion of the repurchase price in ordinary shares only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of ordinary shares in accordance with the foregoing provisions, we will publish such information on our Web site on the World Wide Web or through such other public medium as we may use at that time.

     Our right to repurchase Debentures, in whole or in part, with ordinary shares is subject to our satisfying various conditions, including:

     - the registration of the ordinary shares under the Securities Act of 1933 and the Securities Exchange Act of 1934, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the Debentures of the holder entirely in cash. See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Sale, Exchange or Retirement of the Debentures." We may not change the form or components or percentages of components of consideration to be paid for the Debentures once we have given the notice that we are required to give to holders of Debentures, except as described in the first sentence of this paragraph.

     Our ability to repurchase Debentures with cash may be limited by the terms of our then existing borrowing agreements. The senior indenture will prohibit us from repurchasing Debentures for cash in connection with the holders' repurchase right if any event of default under the senior indenture has occurred and is continuing, except a default in the payment of the repurchase price with respect to the Debentures.

     A holder must either effect book-entry transfer or deliver the Debenture, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment in cash on the repurchase date or the time of book-entry transfer or the delivery of the Debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the Debenture on the business day following the repurchase date, then:

     - the debenture will cease to be outstanding;

     - original issue discount will cease to accrue; and

     - all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the Debenture is made or whether or not the Debenture is delivered to the paying agent.

     We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act which may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures at your option.

TAX EVENTS

     We have the option to convert the Debentures to interest-bearing debentures on a tax event. From and after the date a tax event occurs, we may elect to pay interest at 2.75% per year on the Debentures instead of accruing original issue discount. The principal amount, which will be restated, will be calculated by adding the issue price and the original issue discount which had accrued up until the date on which we exercise the option. This restated principal amount will be the amount due at maturity. If we elect this option, interest will be based on a 360-day year comprised of twelve 30-day months. Interest will accrue from the option exercise date and will be payable semi-annually on May 24 to holders of record on the immediately preceding May 10 and on November 24 to holders of record on the immediately preceding November 10.

     A tax event occurs when we receive an opinion from an experienced independent tax counsel stating that, as a result of:

     - any amendment, change or announced prospective change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities of the United States, or

     - any amendment, change, interpretation or application of the laws or regulations by any legislative body, court, government agency or regulatory authority,

     there is more than an insubstantial risk that interest, including original issue discount, payable on the Debentures either

     - would not be deductible on a current accrual basis, or

     - would not be deductible under any other method,

     in whole or in part, by us for United States federal income tax purposes if we were a United States corporation.

     The modification of the terms of the Debentures by us upon a tax event as described above could alter the timing of income recognition by certain holders of the Debentures.

AMOUNT PAYABLE ON ACCELERATION

     If there is an event of default under the senior indenture, the trustee or the holders of at least 25% in principal amount of the Debentures then outstanding may declare the issue price plus accrued original issue discount on the outstanding Debentures immediately due and payable. If we exercise our option to pay interest instead of accruing original issue discount on the Debentures following a tax event, the declaration of acceleration referred to above will make the restated principal amount plus accrued and unpaid interest immediately payable.

CHANGE OF CONTROL

     If we undergo a change in control, you will have the option to require us to purchase your Debentures 35 business days after the change in control. We will pay a purchase price equal to the issue price plus accrued original issue discount through the purchase date. You may require us to purchase all or any part of the Debentures so long as the principal amount at maturity of the Debentures being purchased is an integral multiple of $1,000.

     A change in control occurs in the following situations:

     - any person or group after the first issuance of Debentures becomes the beneficial owner of our voting shares representing 50% or more of the total voting power of all of our outstanding classes of voting shares or has the power, directly or indirectly, to elect a majority of the members of our board of directors (but specifically excluding rights to designate directors pursuant to the agreement implementing the Sedco Forex merger);

     - we consolidate with or merge with or into another person, we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, any person consolidates with or merges with or into our company or we complete a scheme of arrangement under Cayman Islands law with any person, provided that none of these circumstances will be a change in control if the persons that beneficially own our voting shares immediately prior to a transaction beneficially own shares with a majority of the total voting power of all outstanding voting shares of the surviving or transferee person; or

     - our company liquidates or dissolves.

     You must deliver a written notice to the paying agent prior to the close of business on the business day prior to the date on which the Debentures are to be purchased to exercise the repurchase right upon a change in control. This notice must specify the Debentures submitted for repurchase. You may withdraw the notice by delivering a written notice of withdrawal to the paying agent before the same date.

     Within 15 business days after a change in control, we will publish and mail to the trustee and to each holder of the Debentures a written notice of the change in control which specifies the terms and conditions and the procedures required for exercise of a holder's right to require us to purchase your Debentures.

     If we had previously exercised our option to pay interest instead of accruing original issue discount on the Debentures following a tax event, we will purchase the Debentures at a cash price equal to the restated principal amount plus accrued and unpaid interest which had accrued from the date we exercised our option. See "-- Tax Events."

     For purposes of defining a change of control:

     - the term person and the term group have the meanings given by Sections 13(d) and 14(d) of the Securities Exchange Act or any successor provisions;

     - the term group includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act or any successor provision; and

     - the term beneficial owner is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as in effect on May 24, 2000.

TAX ADDITIONAL AMOUNTS

     We will pay any amounts due with respect to the Debentures without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a "withholding tax") imposed by or for the account of the Cayman Islands. If the Cayman Islands requires us to deduct or withhold any of these taxes, levies, imposts or charges, we will (subject to compliance by the holder of a Debenture with any relevant administrative requirements) pay these additional amounts in respect of principal amount, premium (if any), redemption price, and interest (if any), in accordance with the terms of the Debentures and the indenture, as may be necessary in order that the net amounts paid to the holder or the trustee after such deduction or withholding will equal the principal amount, premium (if any), redemption price, and interest (if any), on the Debentures. However, we will not pay any additional amounts in the following instances:

     - if any withholding would not be payable or due but for the fact that (1) the holder of a Debenture (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation) is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Cayman Islands or otherwise having some present or former connection with the Cayman Islands other than the holding or ownership of the Debenture or the collection of principal amount, premium (if any), redemption price, and interest (if any), in accordance with the terms of the Debentures and the Senior Indenture, or the enforcement of the Debenture or (2) where presentation is required, the Debenture was presented more than 30 days after the date such payment became due or was provided for, whichever is later;

     - if any withholding tax is attributable to any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge;

     - if any withholding tax is attributable to any tax, levy, impost or charge which is payable otherwise than by withholding from payment of principal amount, premium (if any), redemption price, and interest (if any);

     - if any withholding tax would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the Debenture, if this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax; or

     - any combination of the preceding bullet points.

     We also will not pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Debenture to the extent that a beneficiary or settlor with respect to such fiduciary or a member or such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary settlor, member or beneficial owner been the holder of the Debenture.

COVENANTS RELATING TO THE DEBENTURES

     The Debentures will be entitled to the benefit of covenants included in the senior indenture regarding limitations on liens and limitations on sale and lease-back transactions as described under "Description of Debt
Securities -- Provisions Applicable Solely to Senior Debt Securities" in the accompanying prospectus.

BOOK-ENTRY SYSTEM

     The Debentures will be represented by one or more Global Securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and be registered in the name of a nominee of DTC. Except under circumstances described below, the Debentures will not be issued in definitive form.

     Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriter with the respective principal amounts of the Debentures represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by that Global Security for all purposes under the senior indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the senior indenture. Principal and interest payments, if any, on Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither our company, the senior trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue Debentures in definitive form in exchange for the entire Global Security for the Debentures. In addition, we may at any time and in our sole discretion determine not to have Debentures represented by a Global Security and, in such event, will issue Debentures in definitive form in exchange for the entire Global Security relating to such Debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures or ordinary shares to initial purchasers of the Debentures who are U.S. holders (as described below), and the material U.S. federal income and estate tax consequences relating to the purchase, ownership and disposition of the Debentures or ordinary shares to initial purchasers who are non-U.S. holders (as described below). It does not contain a complete analysis of all the potential tax considerations relating thereto. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to banks, tax-exempt organizations, dealers in securities, persons who hold Debentures or ordinary shares as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction, or to persons who have ceased to be United States citizens or to be taxed as resident aliens. This discussion is limited to holders of Debentures who purchase the Debentures at their "issue price" and hold the Debentures and any ordinary shares into which the Debentures are converted as capital assets. For this purpose only, the "issue price" of the Debentures is the first price at which a substantial portion of the Debentures is sold to the public (not including sales to underwriters or placement agents). Except as described below with respect to certain Cayman Islands tax consequences, this discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and Transocean has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Debentures or ordinary shares.

     PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE DEBENTURES AND ORDINARY SHARES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

     You are a U.S. holder for purposes of this discussion if you are a holder of a Debenture or an ordinary share that is, for U.S. federal income tax law purposes:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; or

     - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     ORIGINAL ISSUE DISCOUNT ON THE DEBENTURES. The Debentures are being issued at a substantial discount from their principal amount. For federal income tax purposes, the excess of the principal amount of each Debenture over its issue price constitutes original issue discount ("OID"). You will be required to include OID in income as it accrues, in accordance with a constant yield method, before receipt of the cash or other payment attributable to such income, regardless of your regular method of accounting for U.S. federal income tax purposes. Under these rules, you will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Your original tax basis for determining gain or loss on the sale or other disposition of a Debenture will be increased by any accrued OID included in your gross income.

     SALE, EXCHANGE OR RETIREMENT OF THE DEBENTURES. Except as described below, upon the sale, exchange or retirement of a Debenture, you will recognize gain or loss equal to the difference between the sale or redemption proceeds and your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture will generally equal your cost of the Debenture increased by any OID previously included in income with respect to such Debenture. Gain or loss realized on the sale, exchange or retirement of a Debenture will generally be capital gain or loss and will be long-term capital gain or loss if the Debenture is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations). Transocean's election to pay interest on the Debentures instead of accruing original issue discount will not constitute a taxable exchange of the Debentures to the holders, although the timing of income recognition could be affected.

     CONVERSION OF DEBENTURES. The conversion of a Debenture into ordinary shares will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. Your basis in the ordinary shares received on conversion of a Debenture will be the same as your basis in the Debenture at the time of conversion (exclusive of any tax basis allocable to a fractional share), and your holding period for the ordinary shares received on conversion should include the holding period of the Debenture converted, except that the holding period of ordinary shares attributable to OID may commence on the day following the date of conversion. The receipt of cash in lieu of a fractional ordinary share should generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and your tax basis in the fractional share interest).

     EXERCISE OF REPURCHASE RIGHT. If you require us to repurchase a Debenture on a repurchase date and if we issue ordinary shares in full satisfaction of the purchase price, the exchange of a Debenture for ordinary shares will be treated the same as a conversion. If you require us to repurchase a Debenture on a repurchase date and if we deliver a combination of cash and ordinary shares in payment of the purchase price, then, in general, (1) you will recognize gain (but not loss) to the extent that the cash and the value of the ordinary shares exceeds your adjusted tax basis in the Debenture, but in no event will the amount of recognized gain exceed the amount of cash received, (2) your basis in the ordinary shares received will be the same as your basis in the Debenture repurchased by us (exclusive of any basis allocable to a fractional share), decreased by the amount of cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized by you (other than gain with respect to a fractional share), and (3) the holding period of the ordinary shares received in the exchange will include the holding period for the Debenture which was repurchased, except that the holding period of ordinary shares attributable to OID may commence on the day following the date of conversion.

     ADJUSTMENT OF CONVERSION RATE. If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of ours, but generally not share dividends or rights to subscribe for ordinary shares) and, pursuant to the anti-dilution provisions of the senior indenture, the conversion rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you. If the conversion rate is increased at the discretion of us or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to you.

     OWNERSHIP AND DISPOSITION OF ORDINARY SHARES. Dividends, if any, paid on the ordinary shares generally will be includable in your income as ordinary income to the extent of your ratable share of our current or accumulated earnings and profits. Upon the sale, exchange or other disposition of ordinary shares, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such shares. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

     STATUS OF TRANSOCEAN AS A FOREIGN CORPORATION. Special considerations apply by reason of the fact that Transocean is a foreign corporation for U.S. federal income tax purposes. These include the following:

     - We do not expect that dividends on the ordinary shares will be eligible for the dividends received deduction which is generally allowed to United States corporate shareholders on dividends received from a domestic corporation.

     - If Transocean were classified as a "passive foreign investment company," there could be various adverse consequences to U.S. holders of Debentures and ordinary shares, including taxation of gain on a sale or other disposition of the Debentures or ordinary shares at ordinary income rates, imposition of an interest charge on distributions to U.S. holders and on gain on dispositions, and the requirement that gain be recognized on dispositions which would otherwise qualify for nonrecognition treatment. Transocean believes that it will not be a passive foreign investment company following the offering of the Debentures, but the tests for determining passive foreign investment company status are applied annually, and it is difficult accurately to predict future income and assets relevant to this determination. If Transocean should determine in the future that it is a passive foreign investment company, it will endeavor so to notify U.S. holders, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. holders should consult their own tax advisors about the passive foreign investment company rules, including the "qualified electing fund" election which is available to shareholders of a passive foreign investment company and other elections which are available with respect to passive foreign investment companies.

     - The Internal Revenue Code prescribes special rules for "U.S. shareholders" of "controlled foreign corporations," including a requirement that, under some circumstances, a U.S. shareholder include in income a pro rata share of certain income of the controlled foreign corporation without regard to whether any distributions are received. Transocean does not expect to be a controlled foreign corporation following the offering of the Debentures. If it nevertheless were a controlled foreign corporation, such status would have no effect on any U.S. holder who at no time owned, actually or constructively, stock representing 10% or more of the voting power of Transocean.

NON-U.S. HOLDERS

     You are a Non-U.S. holder for purposes of this discussion if you are a holder of a Debenture or an ordinary share that is not a U.S. holder, as described above.

     WITHHOLDING TAX ON PAYMENTS OF PRINCIPAL AND ORIGINAL ISSUE DISCOUNT ON DEBENTURES. The payment of principal (including any OID included therein) on a Debenture by us or any paying agent of ours to you will not be subject to United States federal withholding tax, provided that in the case of payment in respect of OID:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares;

     - you are not a controlled foreign corporation that is related to us within the meaning of the Code; and

     - either (A) the beneficial owner of the Debenture certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debenture, certifies under penalties of perjury that such a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Moreover, as long as we are not engaged in the conduct of any trade or business in the United States, payments will not in any case be subject to United States federal withholding tax.

     Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to OID on a Debenture if such OID is effectively connected with a U.S. trade or business of yours. Effectively connected OID received by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected OID will not be subject to withholding tax if the holder delivers the appropriate form (currently IRS Form 4224 and, beginning January 1, 2001, a Form W-8ECI) to the payor.

     DIVIDENDS. While the matter may not be entirely free from doubt, we do not anticipate that dividends paid on the ordinary shares to you will be subject to United States federal withholding tax. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

     GAIN ON DISPOSITION OF THE DEBENTURES AND ORDINARY SHARES. You generally will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a Debenture, including the exchange of a Debenture for ordinary shares, or the sale or exchange of ordinary shares unless:

     - you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States; or

     - the gain is effectively connected with your conduct of a United States trade or business.

     However, in some instances you may be required to establish an exemption from United States federal income and withholding tax. See "-- Withholding Tax on Payments of Principal and Original Issue Discount on Debentures."

     U.S. FEDERAL ESTATE TAX. A Debenture or ordinary shares held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. HOLDERS. Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the Debentures or ordinary shares may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's federal income tax, provided that the required information is furnished to the IRS.

     NON-U.S. HOLDERS. Non-U.S. holders of Debentures should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a Non-U.S. holder under the backup withholding rules is allowable as a credit against the holder's federal income tax, provided that the required information is furnished to the IRS.

CAYMAN ISLANDS TAX CONSEQUENCES

     According to our Cayman Islands counsel, Walkers, there is currently no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a holder in respect of any income, gain or loss derived from holding debentures. We have obtained an undertaking from the Governor-in-Council of the Cayman Islands under the Tax Concession Law (1995 Revision) that, in the event that any legislation is enacted in the Cayman Islands imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not until June 1, 2019 apply to us or to any of our operations or our shares, notes, debentures or other obligations. Therefore, there will be no Cayman Islands tax consequences with respect to holding debentures; provided, that if the debentures are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of 1/4 of 1% of the face value thereof, subject to a maximum of CI$250.00 per debenture.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement with respect to the Debentures, we have agreed to sell to Credit Suisse First Boston Corporation all of the Zero Coupon Convertible Debentures due May 24, 2020.

     The underwriting agreement provides that the underwriter is obligated to purchase all of the Debentures if any are purchased. We estimate that our out of pocket expenses for this offering will be approximately $275,000.

     The underwriter proposes to offer the Debentures initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of $7.82 per Debenture. The Debentures are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the Debentures. However, it is not obligated to do so and may discontinue making a secondary market for the Debentures at any time without notice. No assurance can be given as to how liquid the trading market for the Debentures will be. We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in respect thereof.

     We will not offer, sell, contract to sell, pledge or otherwise dispose of, or file with the Commission a registration statement under the Securities Act of 1933 relating to, any additional ordinary shares or securities convertible into or exchangeable or exercisable for any ordinary shares (other than a shelf registration statement), or publicly disclose our intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Underwriter for 90 days after the date of this prospectus supplement. We may, however, make grants of employee or director stock options, stock appreciation rights or restricted stock grants under the terms of an existing plan, issue ordinary shares upon the exercise of such options or the exercise of any other employee stock options currently outstanding or under our savings plan. We may also take any of these actions in connection with any merger or acquisition. The underwriter may waive these restrictions in its sole discretion at any time without public notice.

     The underwriter may engage in over-allotment and stabilizing transactions in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the securities or the underlying ordinary shares so long as the stabilizing bids do not exceed a specified maximum.

     Such stabilizing transactions may cause the price of the Debentures to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Debentures in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Debentures are effected. Accordingly, any resale of the Debentures in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdictions, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Debentures.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Debentures in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Debentures without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Debentures to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Debentures acquired by such purchasers pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Debentures acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Debentures in their particular circumstances and with respect to the eligibility of the Debentures for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Certain legal matters in connection with the debentures offered by this prospectus supplement will be passed upon for us by our general counsel, Eric B. Brown, Esq., and by our outside counsel, Baker Botts L.L.P., Houston, Texas. Walkers, Cayman Islands will pass upon certain matters for us relating to Cayman Islands law. Andrews & Kurth LLP, Houston, Texas, will pass upon certain legal matters for the underwriters.

PROSPECTUS

                                  $500,938,800

                       [LOGO OF TRANSOCEAN OFFSHORE INC.]

                                DEBT SECURITIES
                               PREFERENCE SHARES
                                ORDINARY SHARES
                                    WARRANTS

     We may offer from time to time our

     - unsecured debt securities, which may be either senior or subordinated and may be convertible into or exchangeable for our preference shares, ordinary shares or other debt securities

     - preference shares, which may be convertible into or exchangeable for our debt securities, ordinary shares or other preference shares

     - ordinary shares, and

     - warrants to purchase debt securities, preference shares, ordinary shares or other securities

     The aggregate initial offering price of the securities that we offer will not exceed $500,938,800. We will offer the securities in amounts, at prices and on terms to be determined at the time of our offering.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November 12, 1999

                               TABLE OF CONTENTS

About This Prospectus.......................................    2
Forward-Looking Statements..................................    2
About Transocean Offshore Inc. .............................    3
Where You Can Find More Information.........................    3
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges..........................    4
Description of Debt Securities..............................    5
Description of Capital Stock................................   14
Description of Ordinary Shares..............................   14
Description of Preference Shares............................   17
Description of Warrants.....................................   18
Anti-takeover Provisions....................................   19
Plan of Distribution........................................   20
Legal Opinions..............................................   22
Experts.....................................................   22

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering, the offered securities, any material United States federal income tax consequences and other special considerations. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates by reference forward-looking statements that reflect our current view of future events and financial performance. These forward-looking statements are subject to numerous risks and uncertainties, including those factors discussed elsewhere in or incorporated by reference into this prospectus, any prospectus supplement and our other filings with the SEC.

     These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. You can identify forward-looking statements by the use of words like "anticipate," "believe," "budget," "estimate," "expect," "forecast," "intend," "plan," "predict," "project" and similar expressions. Any statement that is not a historical fact is a forward-looking statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         ABOUT TRANSOCEAN OFFSHORE INC.

     We are a leading international provider of offshore contract drilling services for oil and gas exploration, development and production. As of September 30, 1999, we owned, had partial ownership in or operated 30 mobile offshore drilling units, including the newbuild drillships Discover Enterprise and Discoverer Spirit, and had one additional Discoverer Enterprise-class drillship under construction. We contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We also provide additional drilling services, including well intervention and management of third-party well service activities.

     On July 12, 1999, we announced the approval by our board of directors and by the board of directors of Schlumberger Limited of transactions in which the offshore contract business of Schlumberger will be spun off by distributing the shares of Sedco Forex Holdings Limited to Schlumberger's shareholders. Sedco Forex will then merge with a wholly owned subsidiary of Transocean. The transactions are expected to close by December 31, 1999, subject to shareholder approval at special meetings of Schlumberger and Transocean to be held December 10, 1999 and the satisfaction of other conditions.

     Our principal executive offices are located at 4 Greenway Plaza, Houston, Texas 77046, and our telephone number at that location is (713) 232-7500. As used in this prospectus, "we" means Transocean Offshore Inc., a Cayman Islands exempted company, and its subsidiaries, unless the context indicates otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. In this prospectus, we refer to our predecessor Transocean Offshore Inc., a Delaware corporation, as Transocean-Delaware and to our predecessor Transocean Offshore (Texas) Inc., a Texas corporation, as Transocean-Texas. The documents we incorporate by reference are:

     - Transocean-Delaware's Annual Report on Form 10-K for the year ended December 31, 1998

     - Transocean-Delaware's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

     - our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999

     - Transocean-Delaware's Current Report on Form 8-K dated March 15, 1999

     - our Current Reports on Form 8-K dated May 14, July 12 and October 27, 1999, and

     - the description of our ordinary shares contained in our Current Report on Form 8-K dated May 14, 1999

     You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

        Transocean Offshore Inc.
        4 Greenway Plaza
        Houston, Texas 77046
        Attention: Director of Investor Relations
        Telephone: (713) 232-7500

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person (including any salesman or broker) to provide information other than that provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page.

                                USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                           SIX MONTHS
                                              ENDED
                                            JUNE 30,         YEAR ENDED DECEMBER 31,
                                           -----------   --------------------------------
                                           1999   1998   1998   1997   1996   1995   1994
                                           ----   ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges.......  8.8    7.6    8.4    5.1    11.1   24.4   8.3

     We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of earnings before income taxes plus fixed charges less capitalized interest and undistributed equity in earnings (losses) of joint ventures. "Fixed charges" consist of interest expense, capitalized interest and the portion of rental expense that represents the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue two types of debt securities, senior or subordinated. When we issue them, we will file a prospectus supplement describing the exact terms of the debt securities. The senior debt securities will be issued under an indenture with Chase Bank of Texas, N.A., as trustee, that was dated April 15, 1997 and has since been supplemented. The subordinated debt securities will be issued under an indenture that will be entered into with a trustee and will be described in the prospectus supplement for those debt securities. We sometimes call the senior indenture and the subordinated indenture the indentures. We have summarized selected provisions of the debt securities and the indentures below. The summary is not complete. For a complete description, you should refer to the indentures and the terms of the debt securities, which we have filed or which we will file with the SEC. Please read "Where You Can Find More Information."

     The indentures do not limit the amount of debt securities we can issue and do not limit the amount of other indebtedness we may incur. We may issue debt securities under the indentures from time to time in separate series, each up to the aggregate amount we authorize from time to time for that series.

     The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the debt securities

     - the total principal amount of the debt securities

     - whether the debt securities are senior debt securities or subordinated debt securities

     - whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders

     - the date or dates on which the principal of and any premium on the debt securities will be payable

     - any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments

     - whether and under what circumstances any additional amounts with respect to the debt securities will be payable

     - the place or places where payments on the debt securities will be payable

     - any optional redemption provisions

     - any sinking fund or other provisions that would obligate us to redeem, purchase or repay debt securities

     - the denominations in which debt securities will be issuable

     - whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula

     - the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount

     - any additional means of defeasance of the debt securities and any additional conditions to defeasance of the debt securities

     - any changes or additions to events of default or covenants

     - any restrictions or other provisions relating to the transfer or exchange of debt securities

     - any terms for the conversion or exchange of the debt securities for our preference shares, ordinary shares or other debt securities

     - any other terms of the debt securities

     We may sell the debt securities at a discount (which may be substantial) below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

     If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

RANKING

     The debt securities will be our unsecured obligations. The senior debt securities will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank in right of payment below any senior debt securities and below our other senior debt. For a more detailed description of the subordination of the subordinated debt securities, see "-- Provisions Applicable Solely to Subordinated Debt Securities."

     The indentures do not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor do they restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries.

     We conduct a substantial portion of our operations through subsidiaries, and a substantial portion of our operating income and cash flow is generated by our subsidiaries. As a result, distributions or advances from our subsidiaries are important sources of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries the cash we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

EVENTS OF DEFAULT

     Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

     - our failure to pay interest on or any additional amounts with respect to any debt securities of that series for 30 days

     - our failure to pay principal of or any premium on any debt securities of that series when due

     - our failure to make any sinking fund payment for that series of debt securities for 30 days

     - our failure to perform any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of another series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities under that indenture

     - various events involving our bankruptcy, insolvency or reorganization, and

     - any other event of default provided for that series of debt securities

     A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

     If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under that indenture, voting as one class) may declare the principal of those debt securities to be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under that indenture, voting as one class) may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under the indentures may give rise to cross defaults on our other indebtedness.

     A holder of a debt security of any series may pursue any remedy under the indenture only if:

     - the holder has previously given written notice to the trustee of a continuing event of default with respect to that series of debt securities

     - the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in its own name

     - the holder has offered the trustee reasonable indemnity

     - the trustee has failed to act within 60 days after receipt of the notice and indemnity, and

     - the holders of a majority in principal amount of the outstanding debt securities of that series have given no direction inconsistent with the request

This provision does not, however, affect the right of a holder of any debt security to sue for the enforcement of any overdue payment.

     In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders have offered to the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture) may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee, or

     - exercising any trust or power conferred on the trustee with respect to the debt securities of that series

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs.

     We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in performance.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indentures generally permit a consolidation or merger between us and another entity. The indentures also permit our transfer or disposal of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity, or transfer or dispose all or substantially all of our assets to any entity, only if:

     - the resulting entity assumes the due and punctual payments of the debt securities issued under the indentures and the performance of our covenants under the indentures, and

     - immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, would become an event of default, would occur and be continuing

If a resulting person assumes the debt securities and the indentures as described above, we will be relieved of our obligations under the debt securities and indentures, except in the case of our transfer or disposal of assets by lease.

DEFEASANCE

     When we use the term "defeasance," we mean discharge from some or all of our obligations under the applicable indenture. If we deposit with the trustee money or U.S. government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then at our option either of the following will occur:

     - we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but our other obligations under the indenture and the debt securities of that series will survive ("covenant defeasance"), including our obligations to make payments on the debt securities, to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust, or

     - if permitted by the terms of that series of debt securities, we will be discharged from all of our obligations with respect to the debt securities of that series ("legal defeasance and discharge") and holders of debt securities of that series would be entitled to look only to the trust fund for payments on their debt securities

     Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance and discharge, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities at the office of the paying agents we designate from time to time. We may make, at our option, interest payments by check mailed to the person entitled to the payment as it appears on the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

     We have designated the corporate trust office of the trustee as a paying agent for payments on the senior debt securities. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We will, however, be required to maintain a paying agent in each place of payment for a series of debt securities.

     Any funds we pay to a paying agent for payments on any debt security that remain unclaimed for three years after the payments become due and payable will be repaid to us, subject to applicable escheat laws. After repayment to us, the holder of that debt security must look only to us for payment and not to the paying agent.

MODIFICATION AND WAIVER

     We may modify or amend the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture (acting as one class) affected by the modification or amendment consent to it. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

     - change the stated maturity of the principal of or any installment of principal of or interest on any debt security

     - reduce the principal amount of, the interest rate on, any additional amount with respect to or the premium payable upon redemption of any debt security

     - change the subordination provisions of the subordinated indenture in a manner that is adverse to the holders of subordinated debt securities

     - make the debt security payable in a currency other than originally stated in the debt security

     - change the place where the principal of, any additional amounts with respect to or any premium or interest on any debt security is payable

     - impair the right to institute suit for the enforcement of any payment on any debt security

     - reduce the percentage in principal amount of outstanding debt securities necessary to modify the indenture, waive compliance with the provisions of such indenture or waive defaults, or

     - modify any of the above provisions

     We and the trustee may agree to modify, amend or supplement the indenture without the consent of any holders of the debt securities in certain circumstances, including:

     - to provide for the assumption of our obligations under the indenture and the debt securities by our successor upon any merger, consolidation or sale or other transfer of assets

     - to add covenants and events of default or to change or surrender any of our rights under the indenture

     - to provide security for any series of debt securities

     - to make any change that does not adversely affect any outstanding debt securities of a series

     - to cure any ambiguity, defect or inconsistency

     - to establish the terms of any series of debt securities

     - to add provisions necessary to permit or facilitate covenant defeasance of any series of debt securities if we have received an opinion of counsel that those provisions do not materially adversely affect the holders of any series of debt securities

     - to provide for successor trustees

     The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture or of all series affected) may waive past defaults under the indenture and compliance by us with our covenants under the indenture. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We will issue the debt securities in registered form. Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms, but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when the registrar or agent is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     We have appointed the trustee as security registrar for the senior debt securities. We will appoint the trustee under the subordinated indenture as the security registrar for the subordinated debt securities, unless we indicate otherwise in the prospectus supplement. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

     In the case of any redemption in part, we will not be required:

     - to issue, register the transfer of or exchange debt securities of a series during a period beginning 15 days before the day of mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the relevant notice of redemption, or

     - to register the transfer or exchange of any debt security, or portion of any debt security, selected for redemption, except the unredeemed portion of any debt security we are redeeming in part

REPLACEMENT OF DEBT SECURITIES

     We will replace at the holder's expense any mutilated debt security upon surrender of the debt security to the trustee. We will replace at the holder's expense debt securities that become destroyed, stolen or lost upon delivery to the trustee of the debt security or evidence of destruction, loss or theft satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, we may require an indemnity at the holder's expense satisfactory to the trustee and to us before we issue a replacement debt security.

BOOK-ENTRY DEBT SECURITIES

     We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. The prospectus supplement will also describe the form, exchange, registration and transfer of debt securities we may issue in temporary or permanent global forms.

MEETINGS

     Meetings may be convened on notice:

     - by the trustee

     - by us, if we ask the trustee to call a meeting and it fails to do so, or

     - by the holders of 10% in principal amount of the debt securities of a series, if they ask the trustee to call a meeting and it fails to do so

     Holders entitled to vote a majority in principal amount of the outstanding debt securities of a series constitute a quorum at any meeting. Except for actions requiring the consent of all holders of debt securities affected by the action, any action at a meeting adopted by the holders of a majority in principal amount of the debt securities of any series (or a lesser percentage required for the action by the indenture) will be binding on all holders of the debt securities of that series.

NOTICES

     Notices to holders of debt securities will be given by mail to the holder's address as it appears in the security register.

GOVERNING LAW

     New York law governs the indentures and the debt securities.

THE TRUSTEE

     Chase Bank of Texas, N.A. is the trustee under the senior indenture. We may borrow money and maintain other banking relationships, in the ordinary course of business, with any trustee and its affiliates under any indenture. The indentures, however, contain limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. If the trustee acquires any conflicting interest, it must eliminate that conflict or resign.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     The following provisions are included in the senior indenture and apply to any series of senior debt securities, unless we indicate otherwise in the prospectus supplement. In the following discussion, when we refer to our "drilling rigs and drillships," we mean any drilling rig or drillship (or the stock or indebtedness of any subsidiary owning such a drilling rig or drillship) that we lease or own all or part of and that our board of directors deems of material importance to us and that has a gross book value greater than 2% of consolidated net tangible assets. When we refer to "consolidated net tangible assets," we mean the total amount of our assets (less reserves and other properly deductible items) after deducting current liabilities (other than those that are extendable at our option to a date more than 12 months after the date the amount is determined), goodwill and other intangible assets shown in our most recent consolidated balance sheet prepared in accordance with GAAP.

  Limitation on Liens

     In the senior indenture, we have agreed that we will not create, assume or allow to exist any debt secured by a lien upon any of our drilling rigs or drillships, unless we secure each series of senior debt securities equally and ratably with the debt secured by the lien. This covenant has exceptions that permit:

     - liens already existing on the date the applicable series of senior debt securities are issued

     - liens on property existing at the time we acquire the property or liens on property of a corporation or other entity at the time it becomes a subsidiary

     - liens securing debt incurred to finance the acquisition, completion of construction and commencement of commercial operation, alteration, repair or improvement of any property, if the debt was incurred prior to, at the time of or within 12 months after that event, and to the extent that debt is in excess of the purchase price or cost, recourse on the debt is only against that property

     - liens securing intercompany debt

     - liens in favor of a governmental entity to secure either:

      (1) payments under any contract or statute, or

      (2) industrial development, pollution control or similar indebtedness

     - liens imposed by law such as mechanic's or workmen's liens

     - governmental liens under contracts for the sale of products or services

     - liens under workers compensation laws or similar legislation

     - liens in connection with legal proceedings or securing taxes or assessments

     - good faith deposits in connection with bids, tenders, contracts or leases

     - deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds, and

     - any extensions, renewals or replacements of the above-described liens if both:

      (1) the amount of debt secured by the new lien does not exceed the amount of debt secured, plus any additional debt used to complete the project, and

      (2) the new lien is limited to all or a part of the property (plus any improvements) secured by the original lien

     In addition, without securing the senior debt securities as described above, we may create, assume or allow to exist secured debt that this covenant would otherwise restrict in an aggregate amount that does not exceed a "basket" equal to 10% of our consolidated net tangible assets. When determining whether secured debt is permitted by this exception, we must include in the calculation of the "basket" amount all of our other secured debt that this covenant would otherwise restrict and the present value of lease payments in connection with sale and lease-back transactions that would be prohibited by the "Limitation on Sale and Lease-Back Transactions" covenant described below if this exception did not apply.

  Limitation on Sale and Lease-Back Transactions

     We have agreed that we will not enter into a sale and lease-back transaction covering any drilling rig or drillship, unless one of the following applies:

     - we could incur debt secured by the leased property in an amount at least equal to the present value of the lease payments in connection with that sale and lease-back transaction without violating the "Limitation on Liens" covenant described above, or

     - within six months of the effective date of the sale and lease-back transaction, we apply an amount equal to the present value of the lease payments in connection with the sale and lease-back transaction to either:

      (1) the acquisition of any drilling rig or drillship, or

      (2) the retirement (by redemption, defeasement, repurchase or otherwise) of long-term debt or other debt maturing more than one year after its creation, in each case ranking equally with the debt securities

     When we use the term "sale and lease-back transaction," we mean any arrangement by which we sell or transfer to any person any drilling rig or drillship that we then lease back from them. This term excludes leases shorter than three years, intercompany leases, leases executed within 12 months of the acquisition, construction, improvement or commencement of commercial operation of the drilling rig or drillship, and arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954 (which permitted the lessor to recognize depreciation on the property).

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Under the subordinated indenture, payment of the principal, interest, any additional amounts and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. The subordinated indenture provides that we may not pay principal, interest, any additional amounts or any premium on the subordinated debt securities, and we may not acquire any subordinated debt securities (other than for our junior securities), if:

     - we fail to pay the principal, interest or premium on the senior debt when due, or

     - we default in performing any other covenant (a "covenant default") in any senior debt that we designate for this purpose in the instrument creating that senior debt, if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold

     A covenant default will only prevent us from paying the subordinated debt securities for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of the covenant default, unless that senior debt has been declared due and payable in its entirety.

     The subordination does not affect our obligation to pay, when due, principal, interest, any additional amounts and any premium on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

     If we distribute our assets or dissolve, liquidate or reorganize in bankruptcy, insolvency or similar proceedings:

     - the holders of all of our senior indebtedness will first be entitled to receive payment in full before the holders of subordinated debt securities are entitled to receive any payment (other than payments of our junior securities), and

     - any payment or distribution of assets (other than our junior securities) that the holders of subordinated debt securities or the trustee would otherwise be entitled to receive will be paid directly to the holders of our senior indebtedness or their representatives, to the extent necessary to pay in full all of our senior indebtedness

As a result of the subordination of the subordinated debt securities, if we distribute our assets, dissolve, liquidate or become insolvent or bankrupt, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

     If the trustee or the holders of subordinated debt securities receive any payment or distribution of assets (other than our junior securities) that is prohibited by the foregoing provisions, then the trustee or the holders of subordinated debt securities will hold those amounts for the benefit of the holders of our senior indebtedness and will be obligated to pay or deliver those amounts to the holders of our senior indebtedness or their representatives.

     The subordinated indenture does not limit the amount of senior debt that we may incur. Unless we inform you otherwise in the prospectus supplement, "senior debt" will mean the following types of indebtedness, unless that indebtedness states that it is not senior to the subordinated debt securities or our other junior debt:

     - all of our liabilities and obligations (1) in respect of borrowed money,
       (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance of the purchase price of any property or services, (4) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (5) for the payment of money relating to a capitalized lease obligation or (6) evidenced by a letter of credit or a reimbursement obligation with respect to any letter of credit

     - all of our net obligations under interest swap and hedging obligations

     - all liabilities of others of the kind described in the preceding two clauses that we have guaranteed or are otherwise our legal liability

     - all obligations to purchase, redeem or acquire any of our capital stock or rights to purchase our capital stock (other than convertible or exchangeable indebtedness), and

     - all amendments, deferrals, renewals, extensions, refinancings or refundings of any liability of the kind described above

However, "senior indebtedness" will not include:

     - indebtedness to any of our subsidiaries, officers, directors or employees

     - indebtedness to trade creditors, or

     - any liability for taxes

                          DESCRIPTION OF CAPITAL STOCK

     We are a Cayman Islands company. Our authorized capital stock consists of:

     - 150,000,000 ordinary shares

     - 50,000,000 preference shares

     As of October 31, 1999, there were 100,574,790 ordinary shares outstanding and no preference shares outstanding. We are proposing to increase our authorized number of ordinary shares to 300,000,000 at our extraordinary general meeting scheduled for December 10, 1999.

     The following description of our ordinary shares and preference shares is a summary. This summary is not complete and is subject to the complete text of our memorandum of association (the "memorandum") and articles of association (the "articles"). Our memorandum and articles are exhibits to the registration statement and are incorporated herein by reference. We encourage you to read those documents carefully.

                         DESCRIPTION OF ORDINARY SHARES

VOTING

     The holders of ordinary shares are entitled to one vote per share other than on the election of directors.

     With respect to the election of directors, each holder of ordinary shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors are divided into three classes, with only one class being up for election each year. Directors are elected by a plurality of the votes cast in the election. Cumulative voting for the election of directors is prohibited by our articles.

     There are no limitations imposed by Cayman Islands law or our articles on the right of nonresident shareholders to hold or vote their ordinary shares.

     The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence of holders of at least a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, has one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issuance of additional shares that rank in any respect prior to or equivalent with those shares.

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

     Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of a company, voluntarily winding up a company or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution. A special resolution is a resolution (1) passed by the holders of two-thirds of the shares voted at a general meeting or (2) approved in writing by all shareholders entitled to vote at a general meeting of the company.

QUORUM FOR GENERAL MEETINGS

     The presence of shareholders, in person or by proxy, holding at least a majority of the issued shares generally entitled to vote at a meeting, is a quorum for the transaction of most business. However, different quorums are required in some cases to approve a change in our articles.

     The presence of shareholders, in person or by proxy, holding at least 95% of the issued shares entitled to vote at a meeting is the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cause any of the following provisions of the articles to cease to apply:

     - Section 17 -- which relates to the convening of general meetings

     - Section 19 -- which relates to proceedings and procedures at general meetings

     - Section 21.1 -- which relates to the election and appointment of directors

     - Section 26 -- which generally requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

     - Section 27 -- which requires shareholders to approve business combinations with interested shareholders (with the exceptions described below)

     However, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at the meeting is a quorum if:

     - a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution, and

     - in the case of a special resolution to amend, vary, suspend the operation of or disapply Section 27 of the articles, other than a special resolution referred to below, the favorable board of directors' recommendation is made at a time when a majority of the board of directors then in office were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors

     In addition, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at a meeting is also the required quorum to consider or adopt a special resolution to delete Section 27 of the articles if:

     - the resolution will not be effective until 12 months after the passing of the resolution, and

     - the restriction in Section 27 of the articles will otherwise continue to apply to any business combination between us and any person who became an interested shareholder on or before the passing of the resolution

     The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leave less than a quorum.

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

DIVIDEND RIGHTS

     Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. The board of directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.

RIGHTS UPON LIQUIDATION

     Upon our liquidation, after the full amounts that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of ordinary shares are entitled to receive, pro rata, any remaining assets available for distribution to the holders of ordinary shares. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with us. The assets received by the holders of ordinary shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

NO SINKING FUND

     The ordinary shares have no sinking fund provisions.

NO LIABILITY FOR FURTHER CALLS OR ASSESSMENTS

     The ordinary shares that have been issued to date are fully paid and nonassessable. Any ordinary shares we offer under this prospectus will be fully paid and nonassessable.

NO PREEMPTIVE RIGHTS

     Holders of ordinary shares will have no preemptive or preferential right to purchase any of our securities.

REDEMPTION AND CONVERSION

     The ordinary shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

REPURCHASE

     Under our articles, we may re-purchase any issued ordinary shares in the circumstances and on the terms agreed by the holder of the shares, whether or not we have made a similar offer to any other holders of ordinary shares.

RESTRICTIONS ON TRANSFER

     Subject to the rules of any stock exchange on which the ordinary shares may be listed, the board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

COMPULSORY ACQUISITION OF SHARES HELD BY MINORITY HOLDERS

     An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

     - By a procedure under the Companies Law of the Cayman Islands known as a "scheme of arrangement." A scheme of arrangement is made by obtaining the consent of the Cayman Islands corporation, the consent of a Cayman Islands court and approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the shareholders present, in person or by proxy, at the meeting held to consider the arrangement and (2) holding at least 75% of all the
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

       issued ordinary shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents, all holders of ordinary shares of the company would be compelled to sell their shares under the terms of the scheme of arrangement.

     - By acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party (the "offeror"). If an offeror has, within four months after the making of an offer for all the ordinary shares not owned by the offeror, obtained the approval of not less than 90% of all the shares to which the offer relates, the offeror may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince a Cayman Islands court to order otherwise.

STOCK EXCHANGE LISTING

     The ordinary shares are listed on the New York Stock Exchange and trade under the symbol "RIG."

TRANSFER AGENT

     The transfer agent and registrar for the ordinary shares is The Bank of New York.

                        DESCRIPTION OF PREFERENCE SHARES

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of up to 50,000,000 preference shares in one or more classes or series of shares. The board of directors can also establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

     We have summarized selected provisions of the preference shares in this section. This summary is not complete. If we offer any preference shares, we will file the form of the preference shares with the SEC, and you should read it for provisions that may be important to you.

     The prospectus supplement relating to any series of preference shares being offered will describe that series of preference shares and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

     - the title of the preference shares

     - the maximum number of shares of the series

     - the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative

     - procedures for any auctioning or remarketing of the preference shares

     - any liquidation preference

     - any optional redemption provisions

     - any sinking fund or other provisions that would obligate us to redeem or purchase the preference shares

     - any terms for the conversion or exchange of the preference shares for our debt securities, ordinary shares or other preference shares

     - any voting rights

     - any other preferences and relative, participating, optional or other special rights and limitations

     Any preference shares we offer under this prospectus will be fully paid and nonassessable. The transfer agent and registrar for each series will be described in the related prospectus supplement.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, preference shares, ordinary shares or other securities. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

     We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the SEC, and you should read the warrant certificate and warrant agreement for provisions that may be important to you.

     The prospectus supplement relating to any warrants being offered will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

     - the title of the warrants

     - the aggregate number of warrants offered

     - the designation, number and terms of the debt securities, preference shares, ordinary shares or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers

     - the exercise price of the warrants

     - the dates or periods during which the warrants are exercisable

     - the designation and terms of any securities with which the warrants are issued

     - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable

     - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated

     - any minimum or maximum amount of warrants that may be exercised at any one time

     - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants

     - any other terms of the warrants

     Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

MODIFICATIONS

     We may amend the warrant agreements and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or

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

in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

ENFORCEABILITY

     The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                            ANTI-TAKEOVER PROVISIONS

     Our articles include provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control.

     The articles provide that our board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, as defined in the articles, by the affirmative vote of the holders of a majority of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled only by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

     The articles provide that the board of directors will consist of at least two and not more than twelve persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

     The articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors or propose any business at an annual general meeting of shareholders. The articles provide generally that, if a shareholder desires to nominate candidates for election as directors or propose any business at an annual general meeting, that shareholder must give us notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after the anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. In each case, the notice must contain specified information concerning the shareholder submitting the proposal.

     Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of ordinary shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of ordinary shares. Special general meetings may be called only by a majority of the entire board of directors.

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as it considers fit. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been established as of the date of this prospectus.

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

     The special quorum provisions contained in the articles require the holders of 95% of all the voting shares to be present, in person or by proxy, at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cease the application of the following provisions of the articles, unless a majority of the board of directors has recommended that the shareholders vote in favor of the special resolution:

     - Section 17 -- which relates to the convening of general meetings

     - Section 19 -- which relates to proceedings and procedures at general meetings

     - Section 21.1 -- which relates to the election and appointment of directors

     - Section 26 -- which generally requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

     - Section 27 -- which requires shareholders to approve business combinations with interested shareholders

     For a description of exceptions to the quorum requirements to amend Section 27, see the discussion under the heading "Description of Ordinary
Shares -- Quorum for General Meetings."

     As a Cayman-incorporated company, we are not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders. However, the articles contain provisions that largely mirror the intention of Section 203 and generally prohibit "business combinations" between us and an "interested shareholder." Specifically, "business combinations" between us and an interested shareholder are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

     - the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the board of directors prior to the date the interested shareholder acquired shares

     - the interested shareholder acquired at least 85% of our shares in the transaction in which it became an interested shareholder, or

     - the business combination is approved by a majority of the board of directors and by the affirmative vote of disinterested shareholders holding at least two-thirds of the shares generally entitled to vote

     "Business combinations" is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of our consolidated assets, and most transactions that would increase the interested shareholder's proportionate share ownership.

     "Interested shareholder" is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of our issued voting shares.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents. The prospectus supplement will set forth the following information:

     - the terms of the offering

     - the names of any underwriters or agents

     - the purchase price

     - the net proceeds to us

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

     - any delayed delivery arrangements

     - any underwriting discounts and other items constituting underwriters' compensation

     - any initial public offering price

     - any discounts or concessions allowed or reallowed or paid to dealers

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

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

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be our customers, may engage in transactions with us, or may perform services for us in the ordinary course of their businesses.

     The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

                                 LEGAL OPINIONS

     The validity of the debt securities and warrants offered hereby has been passed upon by Eric B. Brown, Esq., our Vice President, General Counsel and Secretary. As of September 30, 1999, Mr. Brown owned directly or indirectly approximately 10,000 ordinary shares and owned directly options to purchase approximately 48,000 ordinary shares. The validity of the ordinary shares and preference shares offered hereby has been passed upon by our Cayman Islands counsel, Walkers, Cayman Islands. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements included in Transocean-Delaware's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. Transocean-Delaware's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The audited historical financial statements of Sedco Forex Holdings Limited included on pages F-2 to F-19 of Exhibit 20.1 to our Current Report on Form 8-K dated October 27, 1999 have been incorporated in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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